Exhibit 99.1
For Immediate Release

Isabella Bank
139 East Broadway
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501

Wheeler named Chief Operations Officer

Mount Pleasant, MI, February 1, 2018 - Jerome Schwind, President of Isabella Bank announced the promotion of Peggy Wheeler to Chief Operations Officer.
Wheeler earned her bachelor’s degree from Central Michigan University and graduated from the Graduate School of Banking at University of Wisconsin. Wheeler completed the Dale Carnegie Executive Development Leadership Program, Dale Carnegie Team Development Program, and Rollie Denison Leadership Program. Wheeler has 40 years of banking experience with Isabella Bank, holding various positions including customer service, accounting, corporate controller, and most recently senior vice president of operations. Wheeler is a member of the grant review committee for the Mt. Pleasant Area Community Foundation and member of the Optimist Club in Mount Pleasant. Peggy resides in Mount Pleasant with her husband, Gordon. They have three children and three grandchildren.
Isabella Bank has 29 locations and a mortgage origination office throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX:ISBA). Isabella Bank Corporation has $2.53 billion in assets under management and more than 400 employees. For the past four years, the Corporation has been recognized on the Detroit Free Press list of “Top Workplaces.” To learn more, visit www.isabellabank.com.